EXHIBIT 99.1

For Immediate Release

 Citadel Exploration Announces Strategic Acquisition Alliance with Cibolo Creek Partners

Newport Beach, CA, March 30, 2015 - Citadel Exploration, Inc. (OTCQB: COIL) (“Citadel” or “the Company”), a pure-play California oil company with operations in the Salinas and San Joaquin Basins of California, announced today that it has signed a non-binding letter of intent with private equity investor Cibolo Creek Partners of Midland Texas to fund future acquisition of oil and natural gas assets located in California and development of assets.

"I have worked with the principals of Cibolo Creek for more than a decade. They share Citadel’s view that the current commodity price environment has created a unique opportunity to acquire oil and natural gas properties,” said Phil McPherson, CFO of Citadel.  “We are currently evaluating several acquisitions and believe over the next 60-120 days we will be successful in adding these properties to our current oil and natural gas portfolio.” he added.

Additionally, Cibolo Creek Partners recently converted a $100,000 promissory note plus accrued interest of $2,164.38 into stock at $0.15 per share and invested an additional $107,835.62 at $0.15 per share resulting in the issuance of 1,400,000 shares of common stock.

About Citadel Exploration, Inc.:

Citadel Exploration (OTCQB: COIL) is a pure-play California oil company with operations in the Salinas and San Joaquin Basins of California. Citadel has a broad portfolio of capital investment opportunities arising from management’s extensive knowledge of the geology and the history of oil and gas exploration and development in California.

Citadel currently is focusing its efforts on two primary prospects:  Indian Oil Field, a thermal-recovery project in San Benito County, and the 3,000-acre Yowlumne Project located in the Southern San Joaquin Basin of Kern County, which is currently producing.

Citadel prides itself on its legacy of discovery and innovation in the industry, and is committed to a plan of careful, deliberate growth tempering risk by focusing on historically successful projects.  The best place to find oil, is where it has already been found.

Company Contact:
Phil McPherson – CFO
949-612-8040